FOR IMMEDIATE RELEASE CONTACT: Lisa Miles 703.251.8637 lisamiles@maximus.com DATE: January 7, 2021 Maximus Announces the Planned Retirement of Chief Financial Officer Richard J. Nadeau Company Appoints David Mutryn as Successor (RESTON, Va. – January 7, 2021) – Maximus (NYSE: MMS), a leading provider of government services worldwide, today announced the planned retirement of Richard J. Nadeau effective November 30, 2021. Rick will remain as Chief Financial Officer through the transition, and David Mutryn, Senior Vice President of Finance, will assume the role of Chief Financial Officer effective December 1, 2021. Bruce Caswell, President and Chief Executive Officer of Maximus, noted, “It has been a privilege working alongside Rick. His valued leadership and partnership in driving the long-term strategic direction of Maximus have been critical as we continue our journey of digital transformation, clinical evolution, and market expansion. As part of our strategy, Rick led the completion of six acquisitions, partnered with our operations leaders on strategic market planning, managed finance, accounting, tax, investor relations, risk management, and has been instrumental in guiding our Environmental, Social, and Governance strategy. Lastly, we are grateful for Rick’s efforts in helping Maximus successfully navigate the many challenges faced because of the global pandemic.” The Company welcomes the appointment of David Mutryn to Chief Financial Officer. David joined Maximus in 2016 as Global Corporate Controller and transitioned to Senior Vice President of Finance in 2020. David is also a member of the Company’s Executive Committee. Prior to Maximus, David was Vice President of Finance at CSRA, Inc. and held numerous financial leadership positions at SRA International, Inc. David holds an MBA from the Wharton School of the University of Pennsylvania, a B.S. from the University of Virginia’s McIntire School of Commerce and is a certified public accountant. In 2019, David was recognized by the Northern Virginia Technology Council as a Rising Star at the 2019 Greater Washington Technology Chief Financial Officer award ceremony. Rick Nadeau commented, “Having worked with David for over a decade, I am confident that Maximus is well- positioned for the next phase of its transformation. David Mutryn will be an exceptional addition to the senior management team. Maximus is an outstanding organization, and I am looking forward to seeing the Company succeed in the coming years.” “As a trusted advisor to the Board of Directors, Rick made significant contributions towards the long-term strategy of the Company,” commented Peter Pond, Chairman of the Maximus Board of Directors. “On behalf of the Maximus Board, I want to thank Rick for his leadership and dedication to supporting the Maximus mission of Helping Government Serve the People.” Pond continued, “The Board also welcomes David Mutryn as our new Chief Financial Officer. The Board is confident that this will be a seamless transition, and Rick has agreed to support the Maximus team, as needed, through a consultancy role after his retirement in November 2021.” About Maximus Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia,

Maximus – News Release Continued Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com. -XXX-